Exhibit 99.1

Press Release New York

Press Department | 212 606 7176 | Diana Phillips | Diana.Phillips@Sothebys.com
Investor Relations | 212 894 1023 | Jennifer Park | Jennifer.Park@Sothebys.com

SOTHEBY’S ANNOUNCES 2009 FIRST QUARTER RESULTS

May 7, 2009, New York -- Sotheby’s (NYSE: BID) today announced results for the first quarter ended March 31, 2009.

For the quarter ended March 31, 2009, the Company reported operating revenues of $54.4 million, a $74.8 million, or 58%, decrease from the first quarter of 2008. This decrease is primarily due to a 71% decline in net auction sales attributable to the downturn in the global economy and its impact on the international art market that began in September 2008. Partially offsetting this decline is a 560 basis point, or 41%, increase in auction commission margin to 19.2% in the first quarter of 2009 compared to 13.6% in the prior period as a result of the Company’s revenue enhancement strategies, impact of the buyer’s premium increase that was implemented in June 2008 and a change in sales mix. Net loss for the first quarter of 2009 is ($34.5) million, or ($0.53) per share compared to a net loss of ($12.4) million, or ($0.19) for the prior period. This decrease is largely due to the aforementioned net auction sales decline and partially offset by a $37.5 million, or 25%, reduction in operating expenses. This expense improvement is attributable to management’s cost reduction initiatives, a lower level of net auction sales and favorable movements in foreign currency exchange rates.

Because of the seasonal nature of the art auction market and Sotheby’s sales calendar, first and third quarters are expected to be loss quarters. First quarter Auction Sales have historically represented approximately 9% - 14% of annual Auction Sales. As a result, typically, first quarter results have not been indicative of expected full year results and we caution investors, as always, to assess the business in six and twelve month periods.

Late last year, the Company announced restructuring plans for the fourth quarter of 2008 and first quarter of 2009. In March and April of this year, in response to the continuing downturn in the global economy and the international art market, management initiated an additional strategic review of its operations and on April 27th, another restructuring plan was approved impacting all areas of the Company’s global operations. In total, the headcount reductions associated with these restructuring plans will result in aggregate annual cost savings of approximately $24 million and a 20% reduction in global headcount, with approximately $15 million expected to be realized in 2009. In addition to the restructuring plans, management is implementing a number of other cost savings initiatives impacting all areas of expense which together are expected to result in cost savings of over $160 million in 2009 as compared to 2008. The current $160 million in targeted savings represents a $60 million increase from the $100 million level of targeted savings previously disclosed. This $160 million savings target includes savings from the restructuring plans discussed above.

On April 27, 2009, the Executive Committee of Sotheby’s Board of Directors decided to reduce the Company’s indicated annual dividend rate from $0.60 per share to $0.20 per share, a 67% reduction. The revised rate is expected to apply to the next regularly-scheduled quarterly dividend. As a result of this reduction, on an annualized basis, dividend payments are expected to decrease from approximately $41 million to approximately $14 million, representing $27 million in cash savings. Management believes that this is an appropriate decision in response to the current economic environment and will continue to assess the Company’s quarterly dividend based upon future operating results and capital requirements.

“Sotheby’s first quarter results demonstrate an aggressive response to the ongoing global uncertainty, with costs down 25% and margins up 41%,” said Bill Ruprecht, President and Chief Executive Officer of Sotheby’s. “The dynamics of the business are shifting dramatically, positioning us for strong future earnings power when the market rebounds, with more limited downside.”

Mr. Ruprecht continued: “It has been encouraging to see that demand remains positive for great works of art which are well estimated and fresh to the market. We have seen this play out a number of times this spring in all our key locations, most recently in New York over the last two days. We had two major goals for our evening sale of Impressionist and Modern Art – that we would do a good job for our sellers and that the sale would be profitable. We achieved both. Very importantly for the market, 80% of the lots sold on Tuesday evening, our highest sell through rate in two years. In the day sale that followed, the sell through rate of 87% was the highest in ten years. And very specifically, over the last few days we have earned revenues of $13 million, an 18% margin. This is our most profitable result in New York since last spring when our Impressionist and Modern Art sales totals were more than three times as large but brought a margin of only 8%. High sell through rates and profitable sales show the power of our business model and opportunity for the future. The message is clear. At the right price levels, there is a very solid market for great works of art.”

Second Quarter Sales

Earlier this week, Sotheby’s New York sales of Impressionist and Modern Art totaled $84.4 million with a strong 85% sell through rate for the series, the highest sell through rate for the category in New York in two years. The evening sale was highlighted by Piet Mondrian’s Composition in Black and White, with Double Lines which brought $9.3 million, well above the pre-sale high estimate of $5 million. A new auction record was set for Tamara de Lempicka’s Portrait de Marjorie Ferry and other highlights were by Claude Monet, Pierre-Auguste Renoir and Camille Pissarro.

Last month, the week long series of sales in Hong Kong brought $88.5 million, well above the pre-sale low estimate of $79 million. Highlighting the sales were a single owner wine sale which went 100% sold and brought well above the pre-sale high estimate, a successful sale of eight Imperial treasures from a European Collection and strong results for Chinese Paintings and 20th Century Chinese Art. The overall sell through rate for the week was a robust 85%.

Upcoming Sales

Next week, the Contemporary Art sales take place in New York with a pre-sale estimate of $80/$112 million. Highlighting the sales is Jeff Koons’ Baroque Egg with Bow (Turquoise/Magenta), a large sculpture that is modeled after a chocolate Easter egg and is the centerpiece of his “Celebration” series which focuses on toys, presents and other childhood objects. The work has a pre-sale estimate of $6/$8 million. Other featured works are by Robert Rauschenberg, Jean-Michel Basquiat, Martin Kippenberger and Robert Gober.

Next week in Geneva, the Magnificent Jewels sale will include an important and rare fancy vivid blue, internally flawless, cushion shaped diamond weighing 7.03 carats. The diamond, which was cut from a 26.58 carat rough diamond, was discovered in 2008 at Petra Diamonds’ historic Cullinan diamond mine in South Africa. The pre-sale estimate of the diamond is $6/$9 million and the buyer will have the honor of naming the diamond. The total sale has a pre-sale estimate of $27/$40 million.

On May 21st in New York, the American Paintings sale is highlighted by Childe Hassam’s Paris, Winter Day, a depiction of the bustling French capitol on a snowy day (pre-sale estimate $1.5/2.5 million). Other notable works are by John Singer Sargent, Anna Mary Roberston Moses, Andrew Wyeth and Winslow Homer. The entire sale is estimated to bring $17/$25 million.

Sotheby’s biannual sale of Russian Works of Art in London on June 10th will feature the two largest vases ever offered for sale at Sotheby’s estimated at $2/$3 million and formerly in the collection of Grand Duke Vladimir Kirillovich - the son of Tsar Nicholas II’s first cousin.

Note: Estimates do not include buyer’s premium.
About Sotheby’s
Sotheby’s is a global company that engages in art auction, private sales and art-related financing activities. The Company operates in 40 countries, with principal salesrooms located in New York, London, Hong Kong and Paris. The Company also regularly conducts auctions in seven other salesrooms around the world. Sotheby’s is listed on the New York Stock Exchange under the symbol BID.

Forward-looking Statements
This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the success of our risk reduction and margin improvement efforts, the amount of quality property being consigned to art auction houses and the marketability at auction of such property. Please refer to our most recently filed form 10-K for a complete list of Risk Factors.

Financial Table Follows

All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com. In addition, an outline of the conference call will be available at http://investor.shareholder.com/bid/events.cfm.

Sotheby’s earnings conference call will take place on Thursday, May 7, 2009, at 4:45 PM EST. Domestic callers should dial: 877-545-1402 and international callers should dial: 719-325-4922. The call reservation number is 1115479.

To listen to the conference call via web cast, please go to http://investor.shareholder.com/bid/events.cfm You will need Windows Media Player or Real Player to access the call. Please download either of these programs before the call begins. The web cast will be available for replay for two weeks after the call.

APPENDIX A

SOTHEBY’S
CONDENSED CONSOLIDATED INCOME STATEMENTS
(UNAUDITED)
(Thousands of dollars, except per share data)

	Three Months Ended
	March 31,	March 31,
	2009	2008
Revenues:
Auction and related revenues	$45,978	$107,938
Finance revenues	2,419	3,512
Dealer revenues	4,746	16,685
License fee revenues	779	591
Other revenues	506	535
Total revenues	54,428	129,261

Expenses:
Direct costs of services	9,160	13,557
Dealer cost of sales	8,666	15,918
Marketing expenses	2,913	5,349
Salaries and related costs	47,960	61,171
General and administrative expenses	30,432	45,464
Depreciation and amortization expense	5,372	6,212
Restructuring charges	5,716	-
Total expenses	110,219	147,671

Operating loss	(55,791)	(18,410)

Interest income	1,600	1,912
Interest expense	(11,154)	(7,250)
Extinguishment of debt	1,039	-
Other (expense) income	(2,387)	2,623

Loss before taxes	(66,693)	(21,125)
Equity in (losses) earnings of investees, net of taxes	(151)	1,237
Income tax benefit	(32,352)	(7,493)

Net loss	$(34,492)	$(12,395)

Basic and diluted loss per share	$(0.53)	$(0.19)

Basic and diluted weighted average shares outstanding	64,945	64,395

Cash dividends paid per common share	$0.15	$0.15